PROSPECTUS SUPPLEMENT
   (To Prospectus dated September 19, 1997)



                                2,211,670 SHARES

                             SUPERIOR SERVICES, INC.

                                  COMMON STOCK



    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.




   Acquisition

             This Prospectus Supplement in part describes the acquisition by Superior Services, Inc. (the "Company") of Alabama Waste Services, Inc., an Alabama corporation ("AWS"), ACMAR Regional Landfill, Inc., an Alabama corporation ("ACMAR"), and National Waste Services, Inc., a Kentucky corporation ("NWS" and, together with AWS and ACMAR, collectively referred to as "Sellers"), whose combined operations include a municipal solid waste landfill on approximately 700 acres of land in St. Clair County, Alabama, 16 miles from the center of Birmingham, one hauling operation on the landfill property, a second hauling operation in Rainbow City, Alabama, and one hauling and transfer station facility in Anniston that is leased from Calhoun County. The merger with the Sellers was effective on March 31, 1998, and will be accounted for as a "pooling of interest."

             Pursuant to the terms of separate Merger Agreements dated March 25, 1998, (i) a subsidiary of the Company merged with and into AWS, and
   (ii) substantially simultaneously therewith each of ACMAR and NWS merged with and into a separate subsidiary of the Company. The Company issued 2,161,526 shares of Common Stock to the shareholders of Sellers in exchange for their stock in Sellers and 50,144 shares to certain shareholders in repayment of loans between the relevant shareholders and Sellers.

   Offer and Sale

             This Prospectus Supplement also pertains to the offer and sale of up to 2,211,670 shares of Common Stock, par value $0.01 per share (the "Common Stock"), of Superior Services, Inc. (the "Company"), by or for the account of Paul M. Burke, KitEllen Milo, Joseph Fiorillo, James Galante, Frank Celli, Joseph Milo, Carmine Mascia, Louis Di Francesco and Louis Cherico (each a "Selling Shareholder").

             This Prospectus Supplement does not contain complete information regarding the offering of Common Stock by the Selling Shareholder and should be read only in conjunction with the Prospectus annexed hereto.

             The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Shareholder.

             See "Risk Factors" commencing on page 3 of the Prospectus for a discussion of certain factors that should be considered by investors in evaluating an investment in the Common Stock offered hereby.

             The Common Stock may be offered from time to time in negotiated transactions or otherwise at market prices prevailing at the time of each sale, subject to the right to reject any order in whole or in part.

                           Information with Respect to
                               Selling Shareholder

                                 Number of
                                 Shares of                      Number of
                               Common Stock                     Shares of
                                   Owned        Number of      Common Stock
                                 Prior to         Shares       to be Owned
             Name 1             Offering 1       Offered      After Offering

    Paul M. Burke                1,879,839      1,879,839           0
    KitEllen Milo                 144,744        144,744            0
    Joseph Fiorillo               41,576          41,576            0
    James Galante                 41,576          41,576            0
    Frank Celli                   20,787          20,787            0
    Joseph Milo                   20,787          20,787            0
    Carmine Mascia                20,787          20,787            0
    Louis Di Francesco            20,787          20,787            0
    Louis Cherico                 20,787          20,787            0

   _____________________________

        1 Each of the Selling Shareholders acquired his or her shares of Common Stock from the Company in consideration for Selling Shareholder's ownership interest in one or more of the Sellers, pursuant to the Company's acquisition of the Sellers. The acquisition was completed on March 31, 1998.

            The date of this Prospectus Supplement is April 8, 1998.